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                                  EXHIBIT 10.69


               PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS
                         FOR THE AGILENT BOSTON BUILDING

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                           PURCHASE AND SALE AGREEMENT
                             AND ESCROW INSTRUCTIONS


                                 BY AND BETWEEN

           BPF TECH CENTRAL, LLC, a Delaware limited liability company

                                   ("Seller")


                                       AND


        WELLS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership


                                    ("Buyer")

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                                Table of Contents
                                -----------------

                                                                                           Page
                                                                                           ----
1.   BASIC TERMS AND DEFINITIONS; REFERENCES ...............................................  1
  1.1     Basic Terms and Definitions ......................................................  1
  1.2     References .......................................................................  1
2.   PURCHASE AND SALE .....................................................................  2
3.   PURCHASE PRICE; DEPOSIT AND INDEPENDENT CONSIDERATION .................................  2
  3.1     Purchase Price ...................................................................  2
  3.2     Payment of Purchase Price ........................................................  3
  3.3     Disposition of Deposit Upon Failure to Close .....................................  3
  3.4     Independent Contract Consideration ...............................................  3
4.   PROPERTY INFORMATION; TITLE REVIEW; INSPECTIONS AND DUE DILIGENCE; TENANT
ESTOPPEL CERTIFICATES; CONFIDENTIALITY .....................................................  3
  4.1     Property Information .............................................................  3
  4.2     Title and Survey Review; Title Policy ............................................  4
    4.2.1   Delivery of Title Report .......................................................  4
    4.2.2   Title Review and Cure ..........................................................  4
    4.2.3   Delivery of Title Policies at Closing ..........................................  5
  4.3     Inspections; Due Diligence Period ................................................  5
    4.3.1   Inspections in General .........................................................  5
    4.3.2   Environmental Inspections ......................................................  5
    4.3.3   Termination During Due Diligence Period ........................................  6
  4.4     Tenant Estoppel Certificates .....................................................  6
  4.5     Service Contracts ................................................................  6
  4.6     Confidentiality ..................................................................  6
5.   OPERATIONS AND RISK OF LOSS ...........................................................  6
  5.1     Ongoing Operations ...............................................................  6
  5.2     New Contracts ....................................................................  6
  5.3     Leasing Arrangements .............................................................  7
  5.4     Damage or Condemnation ...........................................................  7
  5.5     Warranty Work Contract ...........................................................  7
6.   SELLER'S AND BUYER'S DELIVERIES .......................................................  8
  6.1     Seller's Deliveries into Escrow ..................................................  8
  6.2     Buyer's Deliveries into Escrow ...................................................  9
  6.3     Closing Statements/Escrow Fees; Tenant Notices ...................................  9
  6.4     Post-Closing Deliveries ..........................................................  9
7.   CONDITIONS TO BUYER'S AND SELLER'S OBLIGATIONS ........................................  9
  7.1     Conditions to Buyer's Obligations ................................................  9
  7.2     Conditions to Seller's Obligations ............................................... 11
8.   CLOSE OF ESCROW; POSSESSION ........................................................... 11
  8.1     Close of Escrow .................................................................. 11
9.   ESCROW ................................................................................ 12
  9.1     Closing .......................................................................... 12
  9.2     Escrow and Title Charges ......................................................... 12
  9.3     Procedures Upon Failure of Condition ............................................. 13
10.  PRORATIONS ............................................................................ 13
  10.1    Collected Rent ................................................................... 13
  10.2    Operating Costs and Additional Rent Reconciliation ............................... 14
  10.3    Taxes and Assessments ............................................................ 14
  10.4    Leasing Commissions, Tenant Improvements and Service Contracts ................... 15
  10.5    Intentionally Omitted ............................................................ 15
  10.6    Utilities and Utility Deposits ................................................... 15
  10.7    Owner Deposits ................................................................... 15

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
  10.8    Final Adjustment After Closing .....................................  15
  10.9    No Marketing of Property ...........................................  16
11.     SELLER'S REPRESENTATIONS AND WARRANTIES; AS-IS .......................  16
  11.1    Seller's Representations and Warranties ............................  16
  11.2    As-Is ..............................................................  17
12.     BUYER'S COVENANTS, REPRESENTATIONS AND WARRANTIES; RELEASE; ERISA ....  18
  12.1    Authority ..........................................................  18
  12.2    Release ............................................................  19
  12.3    ERISA ..............................................................  20
  12.4    Warranty Work ......................................................  20
13.     DEFAULT AND DAMAGES ..................................................  20
  13.1    DEFAULT BY BUYER ...................................................  20
  13.2    Default by Seller ..................................................  21
14.     BROKER'S COMMISSIONS .................................................  21
15.     MISCELLANEOUS PROVISIONS .............................................  21
  15.1    Notices ............................................................  21
  15.2    Assignment; Binding on Successors and Assigns ......................  22
  15.3    Work Product .......................................................  23
  15.4    Further Assurances; Completion of Warranty Work ....................  23
  15.5    Attorneys' Fees ....................................................  23
  15.6    Survival of Representations, Warranties and Agreements .............  23
  15.7    Entire Agreement ...................................................  23
  15.8    Governing Law ......................................................  24
  15.9    Counterparts .......................................................  24
  15.10   Headings; Construction .............................................  24
  15.11   Time of Essence ....................................................  24
  15.12   Partial Validity; Severability .....................................  24
  15.13   No Third Party Beneficiaries .......................................  24
  15.14   Recordation of Agreement ...........................................  24
  15.15   Joint Product of Parties ...........................................  24
  15.16   Calculation of Time Periods ........................................  24
  15.17   Procedure for Indemnity ............................................  25
  15.18   Section 1031 Exchange ..............................................  25
  15.19   Waiver of Jury Trial ...............................................  25
  15.20   No Personal Liability ..............................................  25
  15.21   Joint and Several Liability ........................................  25
  15.22   No Waiver ..........................................................  25
  15.23   Latent Defects .....................................................  25

                                      -ii-

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                           PURCHASE AND SALE AGREEMENT
                             AND ESCROW INSTRUCTIONS

     THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this "Agreement") is made and entered into as of April 5, 2002, between BPF Tech Central, LLC, a Delaware limited liability company ("Seller"), and WELLS Operating Partnership, L.P., a Delaware limited partnership ("Buyer"), with reference to the following:

     A. Seller is the owner of the improved real property (the "Real Property") described on Exhibit A attached hereto together with certain personal property located upon or used in connection with such improved real property and certain other assets relating thereto, all as more particularly described in
Section 2 hereof.

     B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Real Property, together with certain personal property and related assets on the terms and subject to the conditions contained in this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   BASIC TERMS AND DEFINITIONS; REFERENCES

     1.1  Basic Terms and Definitions.

          (a) Effective Date. The effective date of this Agreement is the date set forth above ("Effective Date").

          (b) Closing Date. The day that Close of Escrow shall occur is April 18, 2002 (the "Closing Date").

          (c) Title Review Period. The "Title Review Period" shall end on April 12, 2002 at 5:00 p.m. (Massachusetts time).

          (d) Due Diligence Period. The "Due Diligence Period" shall end on April 12, 2002 at 5:00 p.m. (Massachusetts time).

          (e) Escrow Holder. The escrow holder shall be Chicago Title Company ("Escrow Holder"), whose address is National Business Unit, 16969 Von Karman, Irvine, California 92606, Escrow Officer: Joy Eaton; Telephone: (949) 263-0123;
Telecopier: (949) 263-0356.

          (f) Title Company. The title company shall be Chicago Title Insurance Company ("Title Company") whose address is National Business Unit, 16969 Von Karman, Irvine, California 92606, Title Coordinator: John Premac; Telephone:
(949) 263-0123; Telecopier: (949) 263-0356.

          (g) Agilent Lease. The "Agilent Lease" is that certain lease dated December 7, 2002 between Seller and Agilent Technologies, Inc.

     1.2 References. All references to Exhibits refer to Exhibits attached to this Agreement and all such Exhibits are incorporated herein by reference. The words "herein," "hereof," "hereinafter" and words of similar import refer to this Agreement as a whole and not to any particular Section hereof.

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2.   PURCHASE AND SALE.

     Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign and transfer to Buyer and Buyer agrees to purchase from Seller, for the purchase price set forth in Section 3 hereof, all of Seller's right, title and interest in and to the following (collectively, the "Property"):

     2.1 The Real Property, together with the buildings located thereon, and all associated parking areas, landscaping and fixtures and all other improvements located thereon (the buildings and such other improvements are referred to herein collectively as the "Improvements"); all references hereinafter made to the Real Property shall be deemed to include all rights, privileges, licenses, easements, tenements and appurtenances benefiting the Real Property and/or the Improvements situated thereon, including, without limitation, all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Real Property;

     2.2 All personal property, equipment, machinery, supplies and fixtures (collectively, the "Personal Property") listed on Exhibit B attached hereto or otherwise left on the Real Property at the Close of Escrow (as defined in Section 8.1 hereof) to the extent owned by Seller (exclusive of the chiller units serving the property commonly know as 80 Central Street, Boxborough, Massachusetts);

     2.3 All of Seller's interest in any intangible property (expressly excluding the names "Koll," "Bren", "K/B", "KBS" or any derivative thereof, or any name that includes the word "Koll", the word "Bren", the word "Schreiber", the word "K/B" or the word "KBS", or any derivative thereof) used or useful in connection with the foregoing, including, without limitation, any right Seller has in the name(s) of the building situated on the Real Property, including, but not limited to, the name "Tech Central @ Boxborough" or any derivation thereof, all contract rights, warranties related to the construction of the Improvements (including without limitation the warranties listed on Schedule 3 attached hereto and made a part hereof), guaranties, licenses, permits, entitlements, governmental approvals and certificates of occupancy which benefit the Real Property and/or the Personal Property. (Notwithstanding the foregoing, Seller and Buyer agree and acknowledge that any assignable guaranties and warranties , as they relate to the wastewater treatment facility servicing the Property, shall be assigned by Seller to Buyer and to the owner of the property commonly known as 80 Central Street, Boxborough, Massachusetts);

     2.4 All of Seller's interest in the leases (and all amendments thereto) listed in Schedule 5 attached hereto and made a part hereof and all other leases hereinafter entered into by Seller affecting the Real Property as of the Close of Escrow to the extent permitted by the terms of this Agreement (collectively, the "Leases"); and

     2.5 All of Seller's interests in the service contracts listed on Exhibit C attached hereto and all service contracts hereafter entered into by Seller to the extent permitted by the provisions of this Agreement (the "Service Contracts").

Notwithstanding anything to the contrary contained herein, the term "Property" shall expressly exclude any Rents (as such term is defined in Section 10.1 hereof) or any other amounts payable by tenants under the Leases for periods prior to the Close of Escrow, any Rent or other amounts payable by any former tenants of the Property, and any judgments, stipulations, orders, or settlements with any tenants under the Leases or former tenants of the Property relating to the period ending at the Close of Escrow (hereinafter collectively referred to as the "Excluded Property").

3.   PURCHASE PRICE; DEPOSIT AND INDEPENDENT CONSIDERATION.

     3.1 Purchase Price. The purchase price for the Property shall be Thirty Five Million One Hundred Fifty Thousand and 00/100 Dollars ($35,150,000) less amounts credited to Buyer pursuant to Section 10.4.

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     3.2    Payment of Purchase Price. The Purchase Price shall be payable as follows:

            3.2.1 Within two (2) business days following the Effective Date, and as a condition precedent to the effectiveness hereof, Buyer shall deposit in escrow with Escrow Holder (as defined in Section 9.1 hereof), in cash or current funds, the sum of Five Hundred Thousand and 00/100 Dollars ($500,000) (the "Deposit"). Immediately upon Escrow Holder's receipt of the Deposit (the "Opening of Escrow"), Escrow Holder shall invest the same in a federally insured interest-bearing account acceptable to Seller and Buyer, with all interest accruing thereon credited to the Purchase Price. For purposes of this Agreement, any interest accruing on the Deposit from time to time shall be deemed part of the Deposit. Upon expiration of the Due Diligence Period, if Buyer has not previously terminated this Agreement by its terms the Deposit shall become nonrefundable except as otherwise provided herein .

            3.2.2 Provided all the conditions in Section 7.1 hereof have been satisfied or waived by Buyer, Buyer shall deposit in cash or current funds with Escrow Holder no later than 2:00 p.m. (California time) one (1) business day prior to the Closing Date (as defined in Section 1.1(b) hereof) an amount equal to the Purchase Price less the Deposit and all interest accrued thereon plus or minus applicable prorations pursuant to Section 10 hereof.

     3.3 Disposition of Deposit Upon Failure to Close. If the Close of Escrow fails to occur due to Buyer's default under this Agreement (all of the conditions to Buyer's obligation to close having been satisfied or waived), then the disposition of the Deposit and all interest accrued thereon shall be governed by Section 13.1 hereof; if the Close of Escrow fails to occur due to Seller's default under this Agreement (all of the conditions to Seller's obligation to close having been satisfied or waived), then the Deposit and all interest accrued thereon shall promptly be refunded to Buyer; and if the Close of Escrow fails to occur due to the failure of any of the conditions set forth in Sections 7.1 or 7.2 hereof other than as a result of Buyer's or Seller's default under this Agreement, then the disposition of the Deposit and all interest accrued thereon shall be governed by Section 9.3 hereof.

     3.4 Independent Contract Consideration. In addition to the Earnest Money, Buyer has as of the date hereof delivered to Seller the amount of ONE HUNDRED AND NO/100 DOLLARS ($100.00), the receipt and sufficiency of which is hereby acknowledged by Seller (the "Independent Contract Consideration"), which amount Seller and Buyer agree has been bargained for as consideration for Seller's execution and delivery of this Agreement and Buyer's right to inspect the Property pursuant to Section 4.3 of the Agreement. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement and is non-refundable in all events.

4. PROPERTY INFORMATION; TITLE REVIEW; INSPECTIONS AND DUE DILIGENCE; TENANT ESTOPPEL CERTIFICATES; CONFIDENTIALITY.

     4.1 Property Information. Seller shall make available to Buyer within five (5) business days after the date of this Agreement, to the extent in Seller's possession, the following, all of which shall be made available for review and copying (at Buyer's cost and expense) at the offices of Insignia/EGS, Inc., 111 Huntington Avenue, Boston, Massachusetts (collectively, the "Property Information"):

            (a)  the Leases;

            (b) a current rent roll for the Real Property, indicating rents collected, scheduled rents and concessions, delinquencies, and security deposits held (collectively, the "Rent Rolls");

            (c) the most current operating statements for the Real Property, if available (collectively, the "Operating Statements");

            (d)  the projected operating expenses for the Property for 2002;

            (e)  copies of the Service Contracts;

            (f) existing land title surveys, if any, for the Real Property (collectively, the "Existing Surveys");

            (g)  Commission Agreements (as hereinafter defined);

            (h) copies of any existing title insurance policies for the Real Property in Seller's possession;

            (i) any environmental, soils and/or engineering reports prepared for Seller or Seller's predecessors (including any relating to the wastewater treatment facility servicing the Property);

            (j) any plans and specifications, permits, licenses, zoning approvals, certificates of occupancy, warranties, lien waivers, utility arrangements and all other materials directly related to the existing development and construction of the Property (including any relating to the wastewater treatment facility servicing the Property); and

            (k) copies of any written notices from tenants or governmental authorities received during Seller's ownership of the Property.

Under no circumstances shall Buyer be entitled to review any appraisals relating to the Property or any internal financial audits relating to the Property.

     4.2    Title and Survey Review; Title Policy.

            4.2.1 Delivery of Title Report. Seller shall request, at Buyer's expense, the Title Company to promptly deliver to Seller and Buyer a preliminary report or title commitment covering the Real Property (the "Title Report") issued by the Title Company, together with copies of all documents (collectively, the "Title Documents") referenced in the Title Report (including, without limitation, copies of the deed pursuant to which Seller obtained title to the Real Property). Seller shall assist Buyer, at Buyer's expense, to obtain a new survey for the Real Property (such survey being referred to herein as the "New Survey"). Buyer understands and acknowledges that if Buyer elects to obtain a New Survey or an updated or recertified survey for the Real Property the completion and/or delivery of the surveys or updated or recertified surveys shall not be a condition precedent to the Close of Escrow. Notwithstanding the foregoing, Buyer further acknowledges that Seller makes no representations or warranties, and Seller shall have no responsibility, with respect to the completeness of the Title Documents made available to Buyer.

            4.2.2 Title Review and Cure. Commencing from the date of this Agreement and continuing through and including the Title Review Period, Buyer shall have the right to approve or disapprove the condition of title to the Real Property. On or before the expiration of the Title Review Period, Buyer shall deliver to Seller and Escrow Holder written notice ("Buyer's Title Notice") of Buyer's approval or disapproval of the matters reflected in the Title Report and the New Survey, if any (or any Existing Survey if Buyer elects not to obtain a New Survey); Buyer's Title Notice delivered by Buyer to Seller must state that it is a "Buyer's Title Notice being delivered in accordance with the provisions of Section 4.2.2 of the Purchase Agreement." The failure of Buyer to deliver to Seller Buyer's Title Notice on or before the expiration of the Title Review Period shall be deemed to constitute Buyer's approval of the condition of title to the Real Property, other than the monetary encumbrances described below. If Buyer disapproves any matter of title shown in the Title Report, the New Survey, if any (or any Existing Survey if Buyer elects not to obtain a New Survey) other than matters of record evidencing financial obligations of Seller to Guaranty Federal Bank F.S.B., or any other monetary encumbrances voluntarily granted by Seller, then this Agreement shall automatically terminate, the parties shall be released from all further obligations under this Agreement (except pursuant to any provisions which by their terms survive a termination of this Agreement), the Deposit shall be immediately returned to Buyer and Buyer shall immediately return all Property Information to Seller. Whether or not Buyer delivers a Buyer's Title Notice, Seller shall cause the Title Company to remove from the Title Policy (as hereinafter defined in Section 4.2.3) in accordance with customary conveyancing practices, all matters of record evidencing financial obligations of Seller to Guaranty Federal Bank F.S.B. or any other monetary encumbrances voluntarily granted by Seller. Buyer shall have been deemed to have approved any title exception that Seller is not obligated to remove and to which either Buyer did not object as provided above, or to which Buyer did object, but with respect to which Buyer did not terminate this Agreement.

            4.2.3 Delivery of Title Policies at Closing. As a condition precedent to the Close of Escrow, the Title Company shall have issued and delivered to Buyer, or shall have committed to issue and deliver to Buyer, with respect to the Real Property, an ALTA Owner's Policy of Title Insurance (1992
Form) (the "Title Policy") issued by the Title Company as of the date and time of the recording of the Deed (as such term is defined in Section 6.1 hereof) for the Real Property , in the amount of the Purchase Price insuring Buyer as owner of good, marketable and indefeasible fee simple title to the Real Property, subject to the Permitted Exceptions as hereinafter defined. For purposes of this Agreement, "Permitted Exceptions" shall mean and include (a) matters affecting the Real Property which are created by or with the written consent of Buyer, (b) the rights of the tenants under the Leases affecting the Real Property, (c) all exceptions disclosed by the Title Report relating to the Real Property and which are approved or deemed approved by Buyer in accordance with Section 4.2.2 hereof, (d) all applicable laws, ordinances, rules and governmental regulations (including, without limitation, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Real Property and
(e) all matters shown on the Existing Survey or the New Survey.

     4.3    Inspections; Due Diligence Period.

            4.3.1 Inspections in General. Commencing from the Effective Date and continuing through and including the expiration of the Due Diligence Period, Buyer, its agents, and employees shall have a limited license (the "License") to enter upon the Real Property for the purpose of making non-invasive inspections at Buyer's sole risk, cost and expense. Before any such entry, Buyer shall provide Seller with evidence that it maintains insurance with an insurer and with insurance limits and coverage reasonably satisfactory to Seller. All of such entries upon the Real Property shall be at reasonable times during normal business hours and after at least 48 hours prior notice to Seller or Seller's agent, and Seller or Seller's agent shall have the right to accompany Buyer during any activities performed by Buyer on the Real Property. Notwithstanding anything stated to the contrary herein, Buyer shall have no right to inspect any of the occupied space in the Real Property, Buyer shall not contact or speak to any of the tenants under the Leases, and such inspections shall not unreasonably interfere with the rights of tenants; provided, however, notwithstanding the foregoing, Buyer shall have the right to inspect occupied space in the Real Property and to contact or speak to tenants provided that (a) Buyer provides Seller with no less than 24 hours prior written notice of such intention, (b) Seller or Seller's representative is present (unless Seller waives such requirement)during such inspections and/or discussions with tenants, and (c) any discussions with tenants is limited to their existing tenancy and premises and does not involve any lease renegotiations. At Seller's request, Buyer shall provide Seller (at no cost to Seller and without any representation or warranty by Buyer) with a copy of the results of any tests and inspections made by Buyer, excluding only market and economic feasibility studies, any appraisals and any internal financial audits or reports relating to the Property. If any inspection or test disturbs the Real Property, Buyer will restore the Real Property to the same condition as existed before the inspection or test. Buyer shall defend, indemnify Seller and hold Seller, Seller's trustees, beneficiaries, officers, directors, members, representatives, principals, partners, shareholders, employees, agents, contractors and tenants and the Real Property harmless from and against any and all losses, costs, damages, claims, or liabilities, including but not limited to, mechanic's and materialmen's liens and Seller's attorneys' fees, arising out of or in connection with Buyer's inspection of the Real Property; provided that Buyer shall not be responsible for indemnifying or holding any such parties harmless for the mere discovery of any existing condition at the Property. The License shall be deemed revoked upon termination of this Agreement. The provisions of this paragraph shall survive the Close of Escrow or the earlier termination of this Agreement.

            4.3.2  Environmental Inspections. The inspections under Section
4.3.1 may include non-invasive Phase I environmental inspections of the Real Property, but no Phase II environmental inspections or other invasive inspections or sampling of soil or materials, including without limitation construction materials, either as part of the Phase I inspections or any other inspections, shall be performed without the prior written consent of Seller, which may be withheld in its sole and absolute discretion, and if consented to by Seller, the proposed scope of work and the party who will perform the work shall be subject to Seller's review and approval. At Seller's request, Buyer shall deliver to Seller (at no cost to Seller and without any representation or warranty by Buyer) copies of any Phase II or other environmental reports to which Seller consents as provided above.

            4.3.3 Termination During Due Diligence Period. If Buyer determines, in its sole discretion, before the expiration of the Due Diligence Period, that the Real Property is unacceptable for Buyer's purposes, Buyer shall have the right to terminate this Agreement by giving to Seller notice of termination ("Termination Notice") before the expiration of the Due Diligence Period, in which event the Deposit shall be immediately refunded to Buyer, Buyer shall immediately return all Property Information to Seller and, except for those provisions of this Agreement which expressly survive the termination of this Agreement, the parties hereto shall have no further obligations hereunder. If Buyer fails to deliver a Termination Notice to Seller and Escrow Holder on or before the expiration of the Due Diligence Period, then Buyer shall be deemed to be satisfied with all aspects of all the Real Property, including, without limitation, the condition and suitability of all the Real Property for Buyer's intended use, and Buyer shall be obligated to acquire the Real Property in accordance with the provisions of this Agreement (but subject to the provisions of Section 7 hereof). Buyer's delivery of a Termination Notice to Seller with respect to the Real Property shall constitute Buyer's election to terminate this Agreement with respect to the Real Property as provided above in this Section 4.3.3.

     4.4 Tenant Estoppel Certificates. Seller shall endeavor to secure and deliver to Buyer no later than five (5) days prior to the expiration of the Due Diligence Period estoppel certificates for all Leases consistent with the information in the Rent Rolls and in the Leases and substantially in the form attached hereto as Exhibit D or such form as may be required under the applicable Leases.

     4.5 Service Contracts. Buyer shall assume the obligations arising from and after the Closing Date under the Service Contracts.

     4.6 Confidentiality. Prior to the Close of Escrow or in the event the Close of Escrow never occurs, the Property Information and all other information, other than matters of public record or matters generally known to the public, furnished to, or obtained through inspection of the Real Property by, Buyer, its affiliates, lenders, employees, attorneys, accountants and other professionals or agents relating to the Real Property, will be treated by Buyer, its affiliates, lenders, employees and agents as confidential, and will not be disclosed to anyone (except as reasonably required in connection with Buyer's evaluation of the Real Property (including appropriate members of the broker-dealer community selling the products of Buyer or its affiliates) and in connection with Buyer's activities in closing the transaction contemplated by this Agreement) except to Buyer's consultants who agree to maintain the confidentiality of such information, and will be returned to Seller by Buyer if the Close of Escrow does not occur. The terms of this Agreement will not be disclosed to anyone prior to the Close of Escrow except to Buyer's and Seller's consultants (including appropriate members of the broker-dealer community selling the products of Buyer or its affiliates) who agree to maintain the confidentiality of such information. After the Close of Escrow, Buyer may disclose the terms of this Agreement so long as Buyer does not make any material disclosures of matters Buyer typically would not disclose in similar transactions. Prior to the Close of Escrow, Seller and Buyer agree not to make any public announcements or public disclosures or communicate with any media with respect to the subject matter hereof without the prior written consent of the other party (in their sole and absolute discretion). The confidentiality provisions of this Section 4.6 shall not apply to any disclosures made by Buyer or Seller as required by law, by court order, or in connection with any subpoena served upon Buyer or Seller; provided Buyer and Seller shall provide each other with written notice before making any such disclosure.

5.   OPERATIONS AND RISK OF LOSS

     5.1 Ongoing Operations. During the pendency of this Agreement, but subject to the limitations set forth below, Seller shall carry on its businesses and activities relating to the Real Property substantially in the same manner as it did before the date of this Agreement. The new and pending lease transactions (the "New and Pending Lease Transactions") reflected on Schedule "1" attached hereto shall be deemed approved by Buyer for purposes of this Agreement.

     5.2 New Contracts. Prior to the expiration of the Due Diligence Period, Seller may without Buyer's consent enter into contracts (other than new leases or documents amending the Lease) relating to the Real Property, provided that Seller provides Buyer with written notice of the same on or before the expiration of the Due Diligence Period and provided the same can be terminated without cause on thirty (30) days' notice without the payment of a termination fee. Following the expiration of the Due Diligence Period, Seller will not enter into any contract that will be an obligation affecting the Real Property subsequent to the Close of Escrow (except contracts entered into in the ordinary course of business that are terminable without cause on 30-days' notice and without the payment of a termination fee), without the prior consent of the Buyer, which shall not be unreasonably withheld or delayed. Concurrently with the Close of Escrow, Seller shall cause any management agreement to which it is a party and which relates to the Property (exclusive of any contract to operate the wastewater treatment facility) to be terminated. The provisions of this Section 5.2 shall not apply to any amendments to the construction contract and the architectural contract listed on Exhibit I attached hereto, which shall remain Seller's obligations following the Closing.

     5.3 Leasing Arrangements. Seller may, upon notice to Buyer, but without Buyer's consent, enter into subleases to the extent required by existing leases (i.e. Seller's consent is not required or must be granted). Prior to the expiration of the Due Diligence Period, Seller may enter into new leases of space in the Real Property and amendments, expansions and renewals of the Leases, provided that Seller provides Buyer with prior written notice of the same on or before the expiration of the Due Diligence Period and provided that Buyer approves the same in writing, which approval shall not be unreasonably withheld or delayed. Following the expiration of the Due Diligence Period, Seller shall obtain Buyer's consent, which Buyer may withhold or delay in its sole discretion, before entering into any new lease of space in the Real Property and before entering into a Lease amendment, expansion, or renewal. Buyer shall be deemed to have consented to any new lease or any Lease amendment, expansion, or renewal if it has not notified Seller specifying with particularity the matters to which Buyer reasonably objects, within 7 days after its receipt of Seller's written request for consent, together with a copy of the Lease amendment, expansion, or renewal or the new lease. At the Close of Escrow, Buyer shall reimburse Seller for the following in connection with the new Leases hereafter entered into as permitted by the terms of this Agreement: commissions, and the cost of tenant improvements, paid by Seller with respect thereto and with respect to all other Lease amendments, expansions or renewals or new leases that were entered into pursuant to this Section 5.3 and, at Close of Escrow, shall assume in writing (pursuant to the Assignment of Leases and Contracts and Bill of Sale) Seller's obligations under such commission agreements and contracts for tenant improvements.

     5.4 Damage or Condemnation. Risk of loss resulting from any condemnation or eminent domain proceeding which is commenced or has been threatened against the Real Property before the Close of Escrow, and risk of loss to the Real Property due to fire, flood or any other cause before the Close of Escrow, shall remain with Seller. If before the Close of Escrow the Real Property or any portion thereof shall be materially damaged, or if the Real Property or any material portion thereof shall be subjected to a bona fide threat of condemnation or shall become the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation, then Buyer may elect not to acquire the Real Property by delivering written notice of such election to Seller within five (5) days after Buyer learns of the damage or taking, in which event Buyer shall no longer be obligated to purchase, and Seller shall no longer be obligated to sell, the Real Property. If the Closing Date is within the aforesaid 5-day period, then the Close of Escrow shall be extended to the next business day following the end of said 5-day period. If no such election is made, and in any event if the damage is not material, this Agreement shall remain in full force and effect, the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon the Close of Escrow, Seller shall assign, transfer and set over to Buyer all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking, and Seller shall assign, transfer and set over to Buyer any insurance proceeds that may thereafter be made for such damage or destruction giving Buyer a credit at the Close of Escrow for any deductible under such policies. For purposes of this Section 5.4, the phrase(s) (i) "Material damage" or "Materially damaged" means damage reasonably exceeding five percent of the Purchase Price of the Real Property or damage which entitles any tenant to terminate its Lease (unless such right is waived), and (ii) "material portion" means any portion of the Real Property that has a "fair market value" exceeding 5% of the Purchase Price of the Real Property.

     5.5 Warranty Work Contract. Seller intends to enter into the Warranty Work Contract. It is anticipated that the work to be performed under the Warranty Work Contract will not be completed prior to the Closing. Seller agrees to use commercially reasonable efforts to cause such work as is completed prior to the Closing to be completed in a good and workmanlike manner, without any liens being imposed, and on a timely basis. Buyer shall receive a credit at the Closing in connection with the Warranty Work Contract as set forth in Section 10.4.

6.   SELLER'S AND BUYER'S DELIVERIES

     6.1 Seller's Deliveries into Escrow. No later than 2:00 p.m. (California time) one (1) business day prior to the Closing Date, Seller shall deliver into Escrow (as such term is defined in Section 9 hereof) to the Escrow Holder the following:

            (a) Deed. A deed (the "Deed") in the form attached hereto as Exhibit E, executed and acknowledged by Seller, conveying to Buyer Seller's title to the Real Property.

            (b) Assignment of Leases and Contracts and Bill of Sale. An Assignment of Leases and Service Contracts and Bill of Sale ("Assignment of Leases and Contracts and Bill of Sale") in the form of Exhibit F attached hereto, executed by Seller.

            (c) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of the Real Property.

            (d) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller substantially in the form of Exhibit G attached hereto.

            (e) Owner's Affidavit. An owner's affidavit in the form of Exhibit J attached hereto, executed by Seller, and which is sufficient to allow the Title Company to delete the so-called "standard exceptions" for parties in possession and mechanics' lines.

            (f) Broker's Release. A release from Seller's broker, confirming Seller's broker has received payment of all brokerage commissions payable in connection with the purchase and sale of the Property.

            (g) Additional Documents. Any additional documents that Escrow Holder or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement, including without limitation, documents evidencing Seller's legal existence, good standing and evidence of authority.

            (h) Letters to Certain Parties. Letters from Seller to each party to the Service Contracts and the construction contract and the architectural contract listed on Exhibit I attached hereto, and to each party warranting the wastewater treatment facility servicing the Property informing such parties of the change in the ownership of the Property and the assignment of warranties thereunder to Buyer (or, in the case of the warranties under the wastewater treatment facility, to Buyer and the owner of the property commonly known as 80 Central Street, Boxborough, Massachusetts) and, if required under any such contract or warranty, the written consent of the party thereto.

            (i) Lien Waiver. A copy of the final lien waiver from Aberthaw Construction Company, Inc. with respect to all work performed under the construction contract listed on Exhibit I attached hereto, other than the Warranty Work (hereinafter defined in Section 6.1(j).

            (j) Warranty Work Escrow Agreement. An original escrow agreement between Seller and Buyer and Brown Rudnick Berlack Israels LLP in the form attached hereto as Exhibit K, ("Escrow Agreement") with respect to Seller's causing Aberthaw Construction Company, Inc. to perform certain landscaping, the replacement of panels on the facade of the building at 90 Central Street, and the replacement of bathroom tiles at 90 Central Street ("Warranty Work").

            (k) Update Certificate. An update of Seller's representations and warranties under Section 11.1.

            (l) Notice to Permitting Authorities. Evidence that Seller has notified the Massachusetts Department of Environmental Protection and the Town of Boxborough Planning Board of the sale of the Real Property no later than thirty (30) days prior to the Closing Date.

            (m) Groundwater Discharge Permit Transfer Agreement. An original agreement, executed by Seller, in form and substance reasonably acceptable to Seller, transferring the Groundwater Discharge Permit for the wastewater treatment facility servicing the Property to Buyer and/or the owner of the property commonly known as 80 Central Street, Boxborough, Massachusetts ("Transfer Agreement").

     6.2 Buyer's Deliveries into Escrow. No later than 2:00 p.m. (California time) one (1) business day prior to the Closing Date, Buyer shall deliver into Escrow to the Escrow Holder the following:

            (a) Purchase Price. The Purchase Price, less the Deposit that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Buyer with the Escrow Holder in immediate, same-day federal funds wired for credit into the Escrow Holder's escrow account and deposited in Escrow Holder's escrow account.

            (b) Assignment of Leases and Contracts and Bill of Sale. An Assignment of Leases and Contracts and Bill of Sale executed by Buyer.

            (c) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of the Real Property.

            (d) Wastewater Treatment Facility Documents. A Transfer Agreement, executed by Buyer, and such other agreements and documents with respect to the wastewater treatment facility servicing the Property as may be required by the Massachusetts Department of Environmental Protection.

            (e) Warranty Work Escrow Agreement. An Escrow Agreement, executed by Buyer.

            (f) Additional Documents. Any additional documents that Escrow Holder or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

     6.3 Closing Statements/Escrow Fees; Tenant Notices. Concurrently with the Close of Escrow, Seller and Buyer shall deposit with the Escrow Holder executed closing statements consistent with this Agreement in the form required by the Escrow Holder and, Seller and Buyer shall execute at the Close of Escrow, and deliver to each tenant immediately after the Close of Escrow, tenant notices regarding the sale of the Real Property in substantially the form of Exhibit H attached hereto, or such other form as may be required by applicable state law.

     6.4 Post-Closing Deliveries. Immediately after the Close of Escrow, to \ the extent in Seller's possession, Seller shall deliver to the offices of Buyer's property manager: the original Leases; copies or originals of all warranties, contracts, receipts for deposits, and unpaid bills; all keys, if any, used in the operation of the Real Property; and, if in Seller's possession or control, any "as-built" plans and specifications of the Improvements; and all other Property Information.

7.   CONDITIONS TO BUYER'S AND SELLER'S OBLIGATIONS.

     7.1 Conditions to Buyer's Obligations. The Close of Escrow and Buyer's obligation to consummate the transaction contemplated by this Agreement are subject to the satisfaction of the following conditions for Buyer's benefit (or Buyer's waiver thereof, it being agreed that Buyer may waive any or all of such conditions) on or prior to the Closing Date or on the dates designated below for the satisfaction of such conditions:

            (a) All of Seller's representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, subject to any qualifications hereafter made to any of Seller's representations as provided for in Section 11.1 hereof;

            (b) As of the Closing Date, Seller shall have performed its respective obligations hereunder and all deliveries to be made at Close of Escrow by Seller shall have been tendered;

            (c) There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Seller that would materially and adversely affect Seller's ability to perform its respective obligations under this Agreement;

            (d) There shall exist no pending or threatened action, suit or proceeding with respect to Seller before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby;

            (e) The Title Company shall be prepared or irrevocably committed to issue the Title Policy;

            (f) Seller has not received service of process for any lawsuit filed against Seller and affecting the Property, or, if Seller has received service of process for any such lawsuit (expressly excluding any lawsuit which arises in whole or in part from Buyer's actions), Seller shall have executed and delivered to Buyer an indemnity agreement indemnifying Buyer from all loss that may arise out of such lawsuit;

            (g) Seller shall have caused the completion of all "Wastewater Treatment Facility Work" (as hereinafter defined in this Section 7.1(g)) under that certain Standard Form of Agreement between Owner and Contractor dated as of August 16, 2000 between Seller, as owner, and Aberthaw Construction Company, Inc., as contractor, in connection with the Property ("Construction Contract") and Seller shall have caused the substantial completion of all work under the Construction Contract which is not Wastewater Treatment Facility Work ("Non-Wastewater Treatment Facility Work"). For purposes of this Section 7.1(g) "Wastewater Treatment Facility Work" shall mean all portions of the work to be performed under the Construction Contract related to (i) the soil absorption system at the Property; and (ii) all elements of the wastewaster treatment facility at the Property over which the Massachusetts Department of Environmental Protection and/or the Town of Boxborough Conservation Commission have jurisdiction. For purposes of this Section 7.1(g), the Wastewater Treatment Facility Work shall be deemed to be complete if the Massachusetts Department of Environmental Protection has issued a certificate of compliance with respect thereto and the Town of Boxborough Conservation Commission has issued a conditional certificate of compliance (subject only to the stabilization of seeded areas) with respect thereto. For purposes of this Section 7.1(g), "substantial completion" of the Non-Wastewater Treatment Facility Work shall mean the occurrence of the following events: (i) the completion of the Non-Wastewater Treatment Facility Work required by the Construction Contract (except for the Warranty Work) and (ii) Seller's architect has executed a certificate stating that such work is so completed and which certificate itemizes the Warranty Work; and (iii) the building permit "card" which was issued by the Town of Boxborough in connection with the Non-Wastewater Treatment Facility Work under the Construction Contract shall have been "signed off" by all municipal inspectors having jurisdiction over such work;

            (h) There shall have been no material (i.e. costs in excess of $200,000 to remediate) releases of hazardous substances at the Property occurring after the date of Buyer's environmental inspection of the Property;

            (i) Seller shall have deposited in escrow, pursuant to the Escrow Agreement, an amount equal to $300,000; and

            (j) The Property shall be in the same condition it was in at the expiration of the Due Diligence Period, except for any completion of Warranty Work, reasonable wear and tear and matters governed by Section 5.4.

If, notwithstanding the nonsatisfaction of any such condition, the Close of Escrow occurs, there shall be no liability on the part of Seller for breaches of representations and warranties of which Buyer had knowledge as of the Close of Escrow.

     7.2    Conditions to Seller's Obligations.

            The Close of Escrow and Seller's obligations to consummate the transaction contemplated by this Agreement are subject to the satisfaction of the following conditions for Seller's benefit (or Seller's waiver thereof, it being agreed that Seller may waive any or all of such conditions) on or prior to the Closing Date or the dates designated below for the satisfaction of such conditions:

            (a) All of Buyer's representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date subject to any qualifications made to any of Buyer's representations as provided in Section 12 hereof ;

            (b) As of the Closing Date, Buyer has performed its obligations hereunder and all deliveries to be made at Close of Escrow by Buyer shall have been tendered including, without limitation, the deposit with Escrow Holder of the amounts set forth in Section 6.2(a) hereof;

            (c) There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Buyer that would materially and adversely affect Buyer's ability to perform its obligations under this Agreement;

            (d) There shall exist no pending or threatened action, suit or proceeding with respect to Buyer before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby;

            (e) Seller shall have received all consents and assignments and approvals from all parties from whom such consents to assignments or approvals are needed under all contracts, covenants and other agreements relating to the Property;

            (f) Seller shall have received a full general release signed by the brokers, if any, referred to in Section 14 hereof, which shall be in form and substance reasonably acceptable to Seller, and shall release Seller from all costs, obligations, liabilities, commissions, fees, and claims arising from the transaction contemplated by this Agreement upon payment of the agreed upon commissions;

            (g) Seller shall have received a full and complete release from Aberthaw Construction Company, Inc. with respect to the Construction Contract (other than with respect to the payment of the Warranty Work); and

            (h) The sale of the property commonly known as 80 Central Street, Boxborough, Massachusetts to 80 Central Street, LLC shall occur simultaneously with the sale of the Property to Buyer; provided, however that if such condition is not satisfied or waived by Seller, this Agreement shall terminate, the Deposit shall be immediately refunded to Buyer, Buyer shall immediately return all Property Information to Seller and, except for those provisions of this Agreement which expressly survive the termination of this Agreement, the parties hereto shall have no further obligations hereunder.

            8.   CLOSE OF ESCROW; POSSESSION.

     8.1 "Close of Escrow" shall mean the time the Deed is recorded with the Middlesex South District Registry of Deeds. The Escrow (as such term is defined in Section 9.1 hereof) and Buyer's right to purchase the Real Property will terminate automatically (unless extended in writing by Seller and Buyer or unless there is a default by Seller referenced in Section 13.2 hereof) if the Close of Escrow does not occur on or before 4:30 p.m. (Massachusetts time) on the Closing Date.

     8.2 Sole exclusive possession of the Real Property, subject only to the Permitted Exceptions (as defined in Section 4.2.3 hereof), shall be delivered to Buyer on the Closing Date.

9.   ESCROW.

     9.1 Closing. The escrow (the "Escrow") for the consummation of this transaction shall be established with the Escrow Holder at the address indicated in Section 15.1 hereof by the deposit of an original signed copy of this Agreement with Escrow Holder contemporaneously with the execution hereof. This Agreement shall constitute both an agreement among Buyer and Seller and escrow instructions for Escrow Holder. If Escrow Holder requires separate or additional escrow instructions which it deems necessary for its protection, Seller and Buyer hereby agree promptly upon request by Escrow Holder to execute and deliver to Escrow Holder such separate or additional escrow instructions (the "Additional Instructions"). In the event of any conflict or inconsistency between this Agreement and the Additional Instructions, this Agreement shall prevail and govern, and the Additional Instructions shall so provide. The Additional Instructions shall not modify or amend the provisions of this Agreement unless otherwise agreed to in writing by Seller and Buyer.

     On the Closing Date, provided that the conditions set forth in Sections 7.1 and 7.2 hereof have been satisfied or waived, Escrow Holder shall take the following actions in the order indicated below:

            (a) With respect to all closing documents delivered to Escrow Holder hereunder, and to the extent necessary, Escrow Holder is authorized to insert into all blanks requiring the insertion of dates the date of the recordation of the Deed or such other date as Escrow Holder may be instructed in writing by Seller and Buyer;

            (b) Record the Deed with the Middlesex South District Registry of Deeds;

            (c) Deliver to Seller, in cash or current funds, the Purchase Price, plus or minus, as the case may be, the amounts determined in accordance with the provisions of Section 10 hereof, Buyer's signed counterparts of the Assignment of Leases and Contracts and Bill of Sale and conformed copies of the recorded Deed;

            (d) Deliver to Buyer those items referred to in Section 6.1 hereof and a conformed copy of the recorded Deed;

            (e) Cause the Title Company to issue the Title Policy for the Real Property in accordance with the provisions of Section 4.2.3 hereof; and

            (f) Deliver to Seller and Buyer a final closing statement which has been certified by Escrow Holder to be true and correct.

     9.2    Escrow and Title Charges.

            (a) Upon the Close of Escrow, escrow, title charges and other closing costs shall be allocated between Seller and Buyer as follows:

                 (i) Seller shall pay: (1) deed stamps payable in connection with recording the Deed; (2) one-half (1/2) of any escrow fees or similar charges of Escrow Holder, (3) all commissions payable to Seller's broker and (4) the cost of recording any mortgage discharge documentation.

                 (ii)  Buyer shall pay (1) the premiums for the Title Policy;
(2) the cost of recording the Deed; and (3) one-half (1/2) of any escrow fees or similar charges of Escrow Holder. If Buyer desires extended coverage for any Title Policy, Buyer shall pay the premiums and any additional costs (including any survey costs) for such coverage (additional to the premiums for standard coverage) and the cost of any endorsements to the Title Policy, if required by Buyer.

                 (iii) Buyer shall pay all costs incurred in connection with Buyer's updating or recertifying the Existing Surveys or obtaining any surveys for the Real Property.

                 (iv) Except to the extent otherwise specifically provided herein, all other expenses incurred by Seller and Buyer with respect to the negotiation, documentation and closing of this transaction, including, without limitation, Buyer's and Seller's attorneys' fees, shall be borne and paid by the party incurring same.

            (b) If the Close of Escrow does not occur by reason of Buyer's or Seller's default under this Agreement, then all escrow and title charges (including cancellation fees) shall be borne by the party in default.

     9.3 Procedures Upon Failure of Condition. Except as otherwise expressly provided herein, if any condition set forth in Sections 7.1 or 7.2 hereof is not timely satisfied or waived for a reason other than the default of Buyer or Seller in the performance of its respective obligations under this Agreement:

            (a) This Agreement, the Escrow and the respective rights and obligations of Seller and Buyer hereunder shall terminate (other than the indemnity and insurance obligations of Buyer set forth in Sections 4.3.1 and 14 hereof and the confidentiality provisions of Section 4.6 hereof which shall survive such termination) at the written election of the party for whose benefit such condition was imposed, which written election must be made (i) within three
(3) business days after the date such condition was to be satisfied, or (ii) on the date the Close of Escrow occurs, whichever occurs first;

            (b) Escrow Holder shall promptly return to Buyer all funds of Buyer in its possession, including the Deposit and all interest accrued thereon, and to Seller and Buyer all documents deposited by them respectively, which are then held by Escrow Holder;

            (c) Buyer shall return to Seller the Property Information and Buyer shall deliver to Seller all Work Product (as such term is defined in Section
15.3 hereof); and

            (d) Any escrow cancellation and title charges shall be borne equally by Seller and Buyer.

10.  PRORATIONS.

     If the Purchase Price is deposited with Escrow Agent as required by this Agreement, the day the Close of Escrow occurs shall belong to Buyer and all prorations hereinafter provided to be made as of the Close of Escrow shall each be made as of the end of the day before the Closing Date. If the cash portion of the Purchase Price is not so received by Escrow Agent as required by this Agreement, then the day the Close of Escrow occurs shall belong to Seller and such proration shall be made as of the end of the day that is the Closing Date. In each such proration set forth below, the portion thereof applicable to periods beginning as of Close of Escrow shall be credited to Buyer or charged to Buyer as applicable and the portion thereof applicable to periods ending as of Close of Escrow shall be credited to Seller or charged to Seller as applicable.

     10.1 Collected Rent. All collected rent (including, without limitation, all base rents, additional rents and retroactive rents, and expressly excluding tenant reimbursements for Operating Costs, as hereinafter defined) and all other collected income (and any applicable state or local tax on rent) under Leases (hereinafter collectively referred to as "Rents") in effect on the Closing Date shall be prorated as of the Close of Escrow. Uncollected rent and other income shall not be prorated and, to the extent payable for the period prior to the Close of Escrow, shall remain the property of Seller if received within six (6) months after the Close of Escrow. Buyer shall apply Rent from tenants that are collected within six (6) months after the Close of Escrow first to Rents which are due to Buyer after the Close of Escrow and second to Rents which were due to Seller on or before the Close of Escrow (to the extent such Rents were disclosed in the Tenant Estoppel Certificates or the Rent Rolls). Any prepaid Rents for the period following the Closing Date shall be paid over by Seller to Buyer. Buyer will make reasonable efforts, without suit, to collect any Rents applicable to the period before the Close of Escrow including, without limitation, sending to tenants bills for the payment of past due Rents during the first six (6) month period following the Closing Date. Seller may pursue collection of any Rents that were past due as of the Closing Date, provided that Seller shall have no right to terminate any Lease or any tenant's occupancy under any Lease in connection therewith.

     10.2 Operating Costs and Additional Rent Reconciliation. Seller, as landlord under the Leases, is currently collecting from tenants under the Leases additional rent to cover taxes, insurance, utilities (to the extent not paid directly by tenants), common area maintenance and other operating costs and expenses (collectively, "Operating Costs") in connection with the ownership, operation, maintenance and management of the Real Property. To the extent that any additional rent (including, without limitation, estimated payments for Operating Costs) is paid by tenants to the landlord under the Leases based on an estimated payment basis (monthly, quarterly, or otherwise) for which a future reconciliation of actual Operating Costs to estimated payments is required to be performed at the end of a reconciliation period, Buyer and Seller shall make an adjustment at the Close of Escrow for the applicable reconciliation period (or periods, if the Leases do not have a common reconciliation period) based on a comparison of the actual Operating Costs to the estimated payments at the Close of Escrow. If, as of the Close of Escrow, Seller has received additional rent payments in excess of the amount that tenants will be required to pay, based on the actual Operating Costs as of the Close of Escrow, Buyer shall receive a credit in the amount of such excess. If, as of the Close of Escrow, Seller has received additional rent payments that are less than the amount that tenants would be required to pay based on the actual Operating Costs as of the Close of Escrow, Seller shall be entitled to payment of such deficiency when and to the extent Buyer receives the additional rent payments from the tenants; provided, however, Seller shall not be entitled to the portion, if any, of such deficiency for which Seller received a credit at the Close of Escrow under clause (b) of
Section 10.3 hereof. Operating Costs that are not payable by tenants either directly or reimbursable under the Leases shall be prorated between Seller and Buyer and shall be reasonably estimated by the parties if final bills are not available.

     10.3 Taxes and Assessments. Real estate taxes and assessments imposed by any governmental authority ("Taxes") with respect to the Real Property for the relevant tax year in which the Real Property is being sold and that are not yet due and payable or that have not yet been paid and that are not (and will not be) reimbursable by tenants under the Leases (or under leases entered into after the Close of Escrow for vacant space existing at the Close of Escrow) as Operating Costs shall be prorated as of the Close of Escrow based upon the most recent ascertainable assessed values and tax rates and based upon the number of days Buyer and Seller will have owned the Real Property during such relevant tax year. Seller shall receive a credit for any Taxes paid by Seller and applicable to (a) any period after the Close of Escrow, and (b) any period before the Close of Escrow to the extent reimbursable as Operating Costs by existing tenants under the Leases and not yet received from such tenants. Additionally, Seller shall receive a credit for any Taxes imposed with respect to the Real Property for the relevant tax year in which the Real Property is being sold and that are not yet due and payable or that have not yet been paid to the extent they are capable of being reimbursed by tenants under leases that may be signed after the Close of Escrow with respect to any vacant space in the Real Property as of the Close of Escrow. If, as of the Closing Date, Seller is protesting or has notified Buyer, in writing, that it has elected to protest any Taxes for the Real Property, then Buyer agrees that Seller shall have the right (but not the obligation), after the Closing Date, to continue such protest. In such case, any Taxes paid by Buyer after the Closing Date with respect to the Real Property shall be paid under protest and Buyer shall promptly notify Seller of any payments of Taxes made by Buyer with respect to the Real Property. Buyer further agrees to cooperate with Seller and execute any documents requested by Seller in connection with such protest. As to the Real Property, any tax savings received ("Tax Refunds") for the relevant tax year under any protest, whether filed by Seller or Buyer, shall be prorated between the parties based upon the number of days, if any, Seller and Buyer respectively owned the Real Property during such relevant tax year; if such protest was filed by a Seller, any payment of Tax Refunds to Buyer shall be net of any fees and expenses payable to any third party for processing such protest, including attorneys' fees. Seller shall have the obligation to refund to any tenants in good standing as of the date of such Tax Refund, any portion of such Tax Refund paid to Seller which may be owing to such tenants, which payment shall be paid to Buyer within fifteen (15) business days of delivery to Seller by Buyer of written confirmation of such tenants' entitlement to such Tax Refunds. Buyer shall have the obligation to refund to tenants in good standing as of the date of such Tax Refund, any portion of such Tax Refund paid to it which may be owing to such tenants. Seller and Buyer agree to notify the other in writing of any receipt of a Tax Refund within fifteen
(15) business days of receipt of such Tax Refund. To the extent either party obtains a

Tax Refund, a portion of which is owed to the other party, the receiving party shall deliver the Tax Refund to the other party within fifteen (15) business days of its receipt. If Buyer or Seller fail to pay such amount(s) to the other as and when due, such amount(s) shall bear interest from the date any such amount is due to Seller or Buyer, as applicable, until paid at the lesser of (a) twelve percent (12%) per annum and (b) the maximum amount permitted by law. The obligations set forth herein shall survive the Close of Escrow and Buyer agrees that, as a condition to the transfer of the Property by Buyer, Buyer will cause any transferee to assume the obligations set forth herein.

     10.4 Leasing Commissions, Tenant Improvements and Service Contracts. On or prior to the Closing, Seller shall pay all lease commission due under the Agilent Lease with respect to the existing term of the Agilent Lease. Buyer shall assume the obligation to pay all leasing costs (including without limitation commissions and/or tenant improvements) with respect to renewals, extensions or amendments to the Agilent Lease. Notwithstanding the foregoing, at Close of Escrow, Buyer shall receive a credit in an amount equal to the Unpaid Adjusted Agilent Tenant Improvement Allowance (as hereinafter defined in this
Section 10.4). The "Unpaid Adjusted Agilent Tenant Improvement Allowance" shall mean that portion of the tenant allowance set forth in that certain lease dated December 7, 2000 between Seller and Agilent Technologies, Inc. (the "Agilent Lease"), which is Seller's responsibility, but which Seller has not paid as of the Closing Date, less any amounts paid by Seller pursuant to change orders to the Construction Contract which were requested by the tenant under the Agilent Lease. Buyer will assume the obligations arising from and after the Closing Date under the Service Contracts.

     10.5   Intentionally Omitted.

     10.6 Utilities and Utility Deposits. Utilities for the Real Property (excluding utilities for which payment is made directly by tenants), including water, sewer, electric, and gas, based upon the last reading of meters prior to the Close of Escrow, shall be prorated. Seller shall be entitled to a credit for all security deposits held by any of the utility companies providing service to the Real Property to the extent assignable to Buyer. Seller shall endeavor to obtain meter readings on the day before the Closing Date, and if such readings are obtained, there shall be no proration of such items and Seller shall pay at Close of Escrow the bills therefor for the period to the day preceding the Close of Escrow, and Buyer shall pay the bills therefor for the period subsequent thereto. If the utility company will not issue separate bills, Buyer will receive a credit against the Purchase Price for Seller's portion and will pay the entire bill prior to delinquency after Close of Escrow. If Seller has paid utilities no more than 30 days in advance in the ordinary course of business, then Buyer shall be charged its portion of such payment at Close of Escrow. Buyer shall be responsible for making any security deposits required by utility companies providing service to the Real Property.

     10.7 Owner Deposits. Seller shall receive a credit at the Close of Escrow for all bonds, deposits, letters of credit, set aside letters or other similar items, if any, that are outstanding with respect to the Real Property that have been provided by Seller or any of its affiliates to any governmental agency, public utility, or similar entity (collectively, "Owner Deposits") to the extent assignable to Buyer. To the extent any Owner Deposits are not assignable to Buyer, Buyer shall replace such Owner Deposits and obtain the release of Seller (or its affiliates) from any obligations under such Owner Deposits. To the extent that any funds are released as a result of the termination of any Owner Deposits for which Seller did not get a credit, such funds shall be delivered to Seller immediately upon their receipt.

     10.8 Final Adjustment After Closing. If final prorations cannot be made at the Close of Escrow for any item being prorated under this Section 10, then Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available and applicable reconciliation with tenants have been completed, with final adjustment to be made as soon as reasonably possible after the Close of Escrow (but in no event later than forty-five (45) days after the Close of Escrow, except that adjustments arising from Section 10.3 shall not be subject to such 45 day limitation, but shall be made as soon as reasonably possible), to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due no later than forty-five (45) days after the Close of Escrow, except that adjustments arising from Section 10.3 shall not be subject to such 45 day limitation, but shall be made as soon as reasonably possible. Seller shall, at Seller's sole cost and expense, have reasonable access to, and the right to inspect and audit, Buyer's books to confirm the final prorations for a period of one (1) year after the Close of Escrow. Such information will be treated by Seller, its affiliates, lenders, employees and agents as confidential, and will not be disclosed to anyone except to Seller's consultants who agree to maintain the confidentiality of such information.

     10.9 No Marketing of Property. During the pendency of this Agreement, Seller agrees that it shall not market the Property for sale to any other party.

11.  SELLER'S REPRESENTATIONS AND WARRANTIES; AS-IS.

     11.1 Seller's Representations and Warranties. In consideration of Buyer's entering into this Agreement and as an inducement to Buyer to purchase the Real Property from Seller, Seller makes the following representations and warranties to Buyer:

            (a) Seller has the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized and no other action by Seller is requisite to the valid and binding execution, delivery and performance of this Agreement, except as otherwise expressly set forth herein.

            (b) There is no agreement to which Seller is a party or to Seller's Actual Knowledge binding on Seller which is in conflict with this Agreement.

            (c) To Seller's Actual Knowledge, Seller has not received written notice by any governmental body of (i) any pending or threatened condemnation proceeding that would affect the Real Property, or (ii) the violation by the Real Property of any building, fire, health, use, occupancy, environmental or zoning regulations that has not been cured.

            (d) To Seller's Actual Knowledge, Seller has not been served with a complaint or other papers disclosing the filing of a lawsuit against Seller with respect to the Real Property, except as disclosed in Schedule 4 attached hereto.

            (e) To Seller's Actual Knowledge, except as disclosed on Schedule 2 attached hereto and made a part hereof, Seller has not entered into any lease brokerage agreements, leasing commission agreements or other agreements which will survive the Closing and which provide for the payment of any amounts for leasing space in the Property or procuring tenants with respect to the Property (the "Commission Agreements").

            (f) To Seller's Actual Knowledge, Seller has made available to Buyer all material documents in Seller's possession or control with respect to the Property at Seller's address set forth in Section 15.1 or at the offices of Insignia/ESG, Inc., 10 Post Office Square, Boston, Massachusetts, or at the offices of Spaulding & Slye Colliers, 255 State Street, Boston, Massachusetts, or at the offices of CB Richard Ellis, 80-90 Central Street, Boxborough, Massachusetts.

            (g) To Seller's Actual Knowledge, none of the tenant under the Leases are in monetary default.

            (h) The scheduled closing date for the sale of the property commonly known as 80 Central Street, Boxborough, Massachusetts to 80 Central Street, LLC is April 18, 2002.

For purposes of this Section 11.1, the phrase "To Seller's Actual Knowledge" shall mean the actual (and not implied, imputed, or constructive) knowledge of David S. Hall (whom Seller represents is the person generally responsible for the management and operation of the Property), without any inquiry or investigation of any other parties, including, without limitation, the tenants and the property manager of the Real Property.

The representations and warranties made by Seller in this Agreement shall survive the recordation of the Deed for a period of one (1) year and any action for a breach of Seller's representations or warranties must be made and filed within said one (1) year period. If, after the Effective Date, but before the Close of Escrow, Seller becomes aware of any facts or changes in circumstances that would cause any of its representations and warranties in this Agreement to be untrue at Close of Escrow, Seller shall promptly notify Buyer in writing of such fact. In such case, or in the event Buyer obtains information which would cause any of Seller's representations and warranties to be untrue at Close of Escrow, Buyer, as its sole and exclusive remedy, shall have the right to either (i) terminate this Agreement, in which case the Deposit shall be immediately returned to Buyer and neither party shall have any rights or obligations under this Agreement (except for Sections 4.3.1, 15.3 and 15.5 which survive termination of this Agreement); or (ii) accept a qualification to Seller's representations and warranties as of the Close of Escrow and complete the purchase and sale of the Property without any rights to recovery for breach of the unqualified representation and warranty. Other than as set forth in the immediately preceding sentence, if Buyer proceeds with the Close of Escrow, Buyer shall be deemed to have expressly waived any and all remedies for the breach of any representation or warranty discovered by Buyer prior to the Close of Escrow.

     11.2 As-Is. As of the expiration of the Due Diligence Period, Buyer will have:

            (a) examined and inspected the Property and will know and be satisfied with the physical condition, quality, quantity and state of repair of the Property in all respects (including, without limitation, the compliance of the Real Property with the Americans With Disabilities Act of 1990 Pub.L. 101-336, 104 Stat. 327 (1990), and any comparable local or state laws (collectively, the "ADA") and by proceeding with this transaction following the expiration of the Due Diligence Period shall be deemed to have determined that the same is satisfactory to Borrower;

            (b) reviewed the Property Information and all instruments, records and documents which Buyer deems appropriate or advisable to review in connection with this transaction, including, but not by way of limitation, any and all architectural drawings, plans, specifications, surveys, building and occupancy permits, and any licenses, leases, contracts, warranties and guarantees relating to the Real Property or the business conducted thereon, and Buyer, by proceeding with this transaction following the expiration of the Due Diligence Period, shall be deemed to have determined that the same and the information and data contained therein and evidenced thereby are satisfactory to Buyer;

            (c) reviewed all applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Real Property, and Buyer, by proceeding with this transaction following the expiration of the Due Diligence Period, shall be deemed to have determined that the same are satisfactory to Buyer; and

            (d) at its own cost and expense, made its own independent investigation respecting the Property and all other aspects of this transaction, and shall have relied thereon and on the advice of its consultants in entering into this Agreement, and Buyer, by proceeding with this transaction following the expiration of the Due Diligence Period, shall be deemed to have determined that the same are satisfactory to Buyer.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT FOR SELLER'S REPRESENTATIONS AND WARRANTIES IN SECTION 11.1 OF THIS AGREEMENT AND ANY WARRANTIES OF TITLE CONTAINED IN THE DEED DELIVERED AT THE CLOSE OF ESCROW ("SELLER'S WARRANTIES"), THIS SALE IS MADE AND WILL BE MADE WITHOUT REPRESENTATION, COVENANT, OR WARRANTY OF ANY KIND (WHETHER EXPRESS, IMPLIED, OR, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, STATUTORY) BY SELLER. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, BUYER AGREES TO ACCEPT THE PROPERTY ON AN "AS IS" AND "WHERE IS" BASIS, WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATION OR WARRANTY, ALL OF WHICH SELLER HEREBY DISCLAIMS, EXCEPT FOR SELLER'S WARRANTIES. EXCEPT FOR SELLER'S WARRANTIES, NO WARRANTY OR REPRESENTATION IS MADE BY SELLER AS TO FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUALITY, CONDITION, OPERATION OR INCOME, COMPLIANCE WITH DRAWINGS OR SPECIFICATIONS, ABSENCE OF DEFECTS, ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES, ABSENCE OF FAULTS, FLOODING, OR COMPLIANCE WITH LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT (INCLUDING, WITHOUT LIMITATION, THE ADA). BUYER ACKNOWLEDGES THAT BUYER HAS ENTERED INTO THIS

AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC USE, COMPLIANCE, AND LEGAL CONDITION OF THE PROPERTY AND THAT BUYER IS NOT NOW RELYING, AND WILL NOT LATER RELY, UPON ANY REPRESENTATIONS AND WARRANTIES MADE BY SELLER OR ANYONE ACTING OR CLAIMING TO ACT, BY, THROUGH OR UNDER OR ON SELLER'S BEHALF CONCERNING THE PROPERTY. ADDITIONALLY, BUYER AND SELLER HEREBY AGREE THAT (A) EXCEPT FOR SELLER'S WARRANTIES, BUYER IS TAKING THE PROPERTY "AS IS" WITH ALL LATENT AND PATENT DEFECTS AND THAT EXCEPT FOR SELLER'S WARRANTIES, THERE IS NO WARRANTY BY SELLER THAT THE PROPERTY IS FIT FOR A PARTICULAR PURPOSE, (B) EXCEPT FOR SELLER'S WARRANTIES, BUYER IS SOLELY RELYING UPON ITS EXAMINATION OF THE PROPERTY, AND
(C) BUYER TAKES THE PROPERTY UNDER THIS CONTRACT UNDER THE EXPRESS UNDERSTANDING THAT THERE ARE NO EXPRESS OR IMPLIED WARRANTIES (EXCEPT FOR THE LIMITED WARRANTIES OF TITLE SET FORTH IN THE DEED AND SELLER'S WARRANTIES).

WITH RESPECT TO THE FOLLOWING, BUYER FURTHER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER SHALL NOT HAVE ANY LIABILITY, OBLIGATION OR RESPONSIBILITY OF ANY KIND AND THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND:

1. THE CONTENT OR ACCURACY OF ANY REPORT, STUDY, OPINION OR CONCLUSION OF ANY SOILS, TOXIC, ENVIRONMENTAL OR OTHER ENGINEER OR OTHER PERSON OR ENTITY WHO HAS EXAMINED THE PROPERTY OR ANY ASPECT THEREOF;

2. THE CONTENT OR ACCURACY OF ANY OF THE ITEMS (INCLUDING, WITHOUT LIMITATION, THE PROPERTY INFORMATION) DELIVERED TO BUYER PURSUANT TO BUYER'S REVIEW OF THE CONDITION OF THE PROPERTY; OR

3. THE CONTENT OR ACCURACY OF ANY PROJECTION, FINANCIAL OR MARKETING ANALYSIS OR OTHER INFORMATION GIVEN TO BUYER BY SELLER OR REVIEWED BY BUYER WITH RESPECT TO THE PROPERTY.

BUYER ALSO ACKNOWLEDGES THAT THE REAL PROPERTY MAY OR MAY NOT CONTAIN ASBESTOS AND, IF THE REAL PROPERTY CONTAINS ASBESTOS, THAT BUYER MAY OR MAY NOT BE REQUIRED TO REMEDIATE ANY ASBESTOS CONDITION IN ACCORDANCE WITH APPLICABLE LAW.

BUYER IS A SOPHISTICATED REAL ESTATE INVESTOR AND IS, OR WILL BE AS OF THE CLOSE OF ESCROW, FAMILIAR WITH THE REAL PROPERTY AND ITS SUITABILITY FOR BUYER'S INTENDED USE. THE PROVISIONS OF THIS SECTION 11.2 SHALL SURVIVE INDEFINITELY ANY CLOSING OR TERMINATION OF THIS AGREEMENT AND SHALL NOT BE MERGED INTO THE DOCUMENTS EXECUTED AT CLOSE OF ESCROW.

                                                             WLO
                                                            --------------------
                                                            BUYER'S INITIALS

12.  BUYER'S COVENANTS, REPRESENTATIONS AND WARRANTIES; RELEASE; ERISA.

     In consideration of Seller entering into this Agreement and as an inducement to Seller to sell the Real Property to Buyer, Buyer makes the following covenants, representations and warranties:

     12.1 Authority. Buyer has the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized and no other action by Buyer is requisite to the valid and binding execution, delivery and performance of this Agreement, except as otherwise expressly set forth herein. There is no agreement to which

Buyer is a party or to Buyer's actual knowledge (which shall be limited to the actual knowledge without inquiry or investigation (and not implied, imputed, or constructive knowledge) of L. Clay Adams, Jr.) binding on Buyer which is in conflict with this Agreement.

     12.2 Release. By proceeding with this transaction following the expiration of the Due Diligence Period, Buyer shall be deemed to have made its own independent investigation of the Property, the Property Information and the presence of Hazardous Materials on the Real Property as Buyer deems appropriate. Accordingly, subject to the representations and warranties of Seller expressly set forth in Section 11.1 hereof, Buyer, on behalf of itself and all of its officers, directors, shareholders, employees, representatives and affiliated entities (collectively, the "Releasors") hereby expressly waives and relinquishes any and all rights and remedies Releasors may now or hereafter have against Seller, its successors and assigns, trustees, beneficiaries, officers, directors, members, representatives, principals, partners, shareholders, employees and/or agents (the "Seller Parties"), whether known or unknown, which may arise from or be related to (a) the physical condition, quality, quantity and state of repair of the Real Property and the prior management and operation of the Real Property, (b) the Property Information, (c) the Real Property's compliance or lack of compliance with any federal, state or local laws or regulations, and (d) any past, present or future presence or existence of Hazardous Materials on, under or about the Real Property or with respect to any past, present or future violation of any rules, regulations or laws, now or hereafter enacted, regulating or governing the use, handling, storage or disposal of Hazardous Materials, including, without limitation, (i) any and all rights and remedies Releasors may now or hereafter have under the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, and the Toxic Substance Control Act, all as amended, and any similar state, local or federal environmental law, rule or regulation, (ii) any and all claims, whether known or unknown, now or hereafter existing, with respect to the Real Property under Section 107 of CERCLA (42 U.S.C.A. ss.9607) and (iii) any and all rights, remedies and claims, whether known or unknown, now or hereafter existing, with respect to the Real Property under Massachusetts General Laws, Chapter 21C and/or Massachusetts General Laws, Chapter 21E. As used herein, the term "Hazardous Material(s)" includes, without limitation, any hazardous or toxic materials, substances or wastes, such as (1) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by any local governmental authority, or any agency of the United States government, (2) any other material, substance, or waste which is defined or regulated as a hazardous material, extremely hazardous material, hazardous waste or toxic substance pursuant to any laws, rules, regulations or orders of the United States government, or any local governmental body, (3) asbestos, (4) petroleum and petroleum based products, (5) formaldehyde, (6) polychlorinated biphenyls (PCBs), and (7) freon and other chlorofluorocarbons.

     Seller and Buyer agree and acknowledge that the foregoing release shall not apply to claims arising from third party claims asserted against Buyer arising from environmental contamination of (i) the Property (other than environmental contamination on the Property on March 13, 2002) and (ii) properties abutting the Property, which contamination, in all cases, was due to occurrences happening during Seller's ownership of the Property; provided, however that Buyer only shall be entitled to such actual changes (and not consequential as other special damages) in connection therewith.

WITHOUT LIMITING SELLER'S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, BUYER, ON BEHALF OF ITSELF AND THE OTHER RELEASORS, HEREBY ASSUMES ALL RISK AND LIABILITY RESULTING OR ARISING FROM, OR RELATING TO THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR, OR OPERATION OF, THE PROPERTY.

     THE FOREGOING WAIVERS, RELEASES AND AGREEMENTS BY BUYER, ON BEHALF OF ITSELF AND THE RELEASORS, SHALL SURVIVE THE CLOSE OF ESCROW AND THE RECORDATION OF THE DEED AND SHALL NOT BE DEEMED MERGED INTO THE DEED UPON ITS RECORDATION.

     12.3 ERISA. Buyer is not purchasing any of the Property with "plan assets" of an Employee Benefit Plan subject to Title I of the Employee Retirement Income Security Act of 1974 (as amended from time to time, the "Act," and together with any regulation, rule or judicial or administrative case, order, or pronouncement arising under or connected with the Act, "ERISA") or of a plan subject to
Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"). In the event that this Agreement, or any transaction or other action by Seller in connection herewith, shall be deemed to violate ERISA or result in an imposition of an excise tax under Section 4975 of the Code, Seller may immediately terminate this Agreement (without any liability to Seller) in accordance with, and subject to the terms and conditions of, Section 9.3 hereof as if such termination arose from a failed condition under Section 9.3 hereof.

     12.4 Warranty Work. Buyer agrees and acknowledges that Seller's liability with respect to the performance of the Warranty Work, including without limitation any failure to perform the Warranty Work or the improper performance of the Warranty Work, is limited to Buyer's rights and remedies under the Escrow Agreement, which rights and remedies are Buyer's sole rights and remedies in connection therewith, at law or in equity. The provisions of this Section 12.4 shall survive the Closing.

13.  DEFAULT AND DAMAGES.

     13.1 DEFAULT BY BUYER. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT, IN THE EVENT THE CLOSE OF ESCROW FAILS TO OCCUR DUE TO A BUYER DEFAULT (ALL OF THE CONDITIONS TO BUYER'S OBLIGATIONS TO CLOSE HAVING BEEN SATISFIED OR WAIVED), SELLER WILL SUFFER DAMAGES IN AN AMOUNT WHICH WILL, DUE TO THE SPECIAL NATURE OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THE SPECIAL NATURE OF THE NEGOTIATIONS WHICH PRECEDED THIS AGREEMENT, BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ASCERTAIN. IN ADDITION, BUYER WISHES TO HAVE A LIMITATION PLACED UPON THE POTENTIAL LIABILITY OF BUYER TO SELLER IN THE EVENT THE CLOSE OF ESCROW FAILS TO OCCUR DUE TO A BUYER DEFAULT, AND WISHES TO INDUCE SELLER TO WAIVE OTHER REMEDIES WHICH SELLER MAY HAVE IN THE EVENT OF A BUYER DEFAULT. BUYER AND SELLER, AFTER DUE NEGOTIATION, HEREBY ACKNOWLEDGE AND AGREE THAT THE AMOUNT OF THE DEPOSIT REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL SUSTAIN IN THE EVENT OF SUCH BUYER DEFAULT. BUYER AND SELLER HEREBY AGREE THAT SELLER MAY, IN THE EVENT THE CLOSE OF ESCROW FAILS TO OCCUR DUE TO A BUYER DEFAULT, TERMINATE THIS AGREEMENT BY WRITTEN NOTICE TO BUYER AND ESCROW HOLDER, CANCEL THE ESCROW AND RECEIVE THE DEPOSIT AS LIQUIDATED DAMAGES AND ESCROW HOLDER SHALL IMMEDIATELY DELIVER THE DEPOSIT TO SELLER. SUCH RETENTION OF THE DEPOSIT BY SELLER IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER AND SHALL NOT BE DEEMED TO CONSTITUTE A FOREFEITURE OR PENALTY.

     NOTHING IN THIS SECTION 13.1 SHALL (A) PREVENT OR PRECLUDE ANY RECOVERY OF ATTORNEYS' FEES OR OTHER COSTS INCURRED BY SELLER PURSUANT TO SECTION 15.5 OR
(B) IMPAIR OR LIMIT THE EFFECTIVENESS OR ENFORCEABILITY OF THE INDEMNIFICATION OBLIGATIONS OF BUYER CONTAINED IN SECTIONS 4.3.1 AND 14 HEREOF. SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION
13.1 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

                                                            Seller's Initials:
                                                            _____________
                                                            Buyer's Initials:
                                                            WLO
                                                            -------------

     13.2 Default by Seller. If Seller defaults in its obligations to sell and convey the Property to Buyer pursuant to this Agreement, Buyer's sole and exclusive remedy shall be to elect one of the following: (a) to receive the return of the Deposit and up to Fifty Thousand Dollars ($50,000) of Buyer's legal and third party costs and expenses incurred in connection with this transaction and Buyer's due diligence of the Property, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to bring a suit for specific performance provided that any suit for specific performance must be brought as to the Property within 30 days of Seller's default, Buyer's waiving the right to bring suit at any later date to the extent permitted by law. This Agreement confers no present right, title or interest in the Property to Buyer and Buyer agrees not to file a lis pendens or other similar notice against the Real Property except in connection with, and after, the proper filing of a suit for specific performance.

14.  BROKER'S COMMISSIONS.

     Except for the Royston Group and Insignia/ESG, Inc., Seller's broker (each of whose commissions shall be paid by Seller pursuant to separate agreements, neither party hereto has had any contact or dealing regarding the Real Property, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker or other person who can claim a right to a commission or finder's fee as a procuring cause of the sale contemplated herein. In the event that any other broker or finder perfects a claim for a commission or finder's fee, the party responsible for the contact or communication on which the broker or finder perfected such claim shall indemnify, save harmless and defend the other party from said claim and all costs and expenses (including reasonable attorneys' fees) incurred by the other party in defending against the same.

15.  MISCELLANEOUS PROVISIONS.

     15.1 Notices. All written notices or demands of any kind which either party hereto may be required or may desire to serve on the other in connection with this Agreement shall be served by personal service, by registered or certified mail, recognized overnight courier service or facsimile transmission. Any such notice or demand so to be served by registered or certified mail, recognized overnight courier service or facsimile transmission shall be delivered with all applicable delivery charges thereon fully prepaid and, if the party so to be served be Buyer, addressed to Buyer as follows:

                           c/o Wells Capital, Inc.
                           6200 The Corners Parkway, Suite 250
                           Norcross, Georgia  30092
                           Attention: L. Clay Adams, Jr.
                           Telephone No.: (770) 243-8439
                           Fax No.: (770) 243-8510


with a copy thereof to:

                           O'Callaghan & Stumm LLP
                           127 Peachtree Street, N.E., Suite 1330
                           Atlanta, Georgia  30303
                           Attention.: William L. O'Callaghan, Jr., Esquire Telephone No.: (404) 522-2002
                           Fax No.: (404) 522-3080
and, if the party so to be served be Seller, addressed to Seller as follows:

                           c/o Koll Bren Schreiber Realty Advisors, Inc. 125 Summer Street, Suite 1640
                           Boston, MA 02110
                           Attention: David S. Hall
                           Telephone No.: (617) 345-0600 x106
                           Fax No.: (617) 345-9200

with copies thereof to:

                           James Chiboucas, Esquire
                           4343 Von Karman Avenue
                           Newport Beach, CA 92660
                           Telephone No.: (949) 833-3030, Ext. 398
                           Fax No.: (949) 852-9472

                           and

                           Edward S. Hershfield, Esquire
                           Brown Rudnick Berlack Israels LLP
                           One Financial Center
                           Boston, MA 02111
                           Telephone No.: (617) 856-8545
                           Fax No.: (617) 856-8201


and, if the party to be served be Escrow Holder, addressed to Escrow Holder as follows:

                           Chicago Title Insurance Company
                           16969 Von Karman, Suite 200
                           Irvine, California 92606
                           Attention: Ms. Joy Eaton
                           Telephone No.: (949) 263-0123
                           Fax No.: (949) 263-0356

Service of any such notice or demand so made by personal delivery, registered or certified mail, recognized overnight courier or facsimile transmission shall be deemed complete on the date of actual delivery as shown by the addressee's registry or certification receipt or, as to facsimile transmissions, by "answer back confirmation" (provided that a copy of such notice or demand is delivered by any of the other methods provided above within one (1) business day following receipt of such facsimile transmission), as applicable, or at the expiration of the third (3rd) business day after the date of dispatch, whichever is earlier in time. Either party hereto may from time to time, by notice in writing served upon the other as aforesaid, designate a different mailing address to which or a different person to whose attention all such notices or demands are thereafter to be addressed.

     15.2 Assignment; Binding on Successors and Assigns. Buyer shall not assign, transfer or convey its rights or obligations under this Agreement or with respect to the Property without the prior written consent of Seller, which consent Seller may withhold in its sole, absolute and subjective discretion; provided, however, Buyer may assign its rights hereunder to an affiliated entity so long as (a) Buyer provides Seller with no less than five (5) days prior written notice of such intended assignment, (b) the assignee assumes Buyer's obligations under this Agreement pursuant to an assignment and assumption agreement acceptable to Seller, and (c) Buyer shall not be released from its obligations hereunder. Any attempted assignment in violation of the provisions of this Section 15.2 shall be void and Buyer shall be deemed in default hereunder. Any permitted assignments shall not relieve the assigning party from its liability under this Agreement. Subject to the foregoing, and except as provided to the contrary herein, the terms, covenants, conditions and warranties contained herein and the powers granted hereby shall inure to the benefit of and bind all parties hereto and their respective heirs, executors, administrators, successors and assigns, and all subsequent owners of the Property.

     15.3 Work Product. Effective upon and in the event of a termination of this Agreement for any reason (other than due to a Seller default), Buyer shall assign and deliver to Seller (at no cost to Seller and without any representations or warranties by Buyer), and does hereby assign without the need for any further act or instrument (at no cost to Seller), copies of all reports, plans, studies, documents, written information and the like (but expressly excluding any market and feasibility studies, any appraisals and any internal financial audits or reports relating to the Property) which has been generated by Buyer's third party consultants (excluding Buyer's attorneys), whether prior to the Opening of Escrow or during the period of Escrow in connection with Buyer's proposed acquisition, development, use or sale of the Real Property (collectively, the "Work Product"). In such event, Buyer shall deliver the Work Product which has been assigned to Seller not later than ten (10) days after the date of the termination of this Agreement. The Work Product shall be fully paid for and shall not be subject to any lien, encumbrance or claim of any kind. Buyer shall also return all materials and information (including, without limitation, the Property Information) given to it by Seller or its consultants during Escrow, in the same condition as delivered to Buyer. Buyer shall be entitled to retain a copy of the foregoing materials and information provided Seller incurs no cost or expense in connection therewith.

     15.4 Further Assurances; Completion of Warranty Work. In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by Seller or Buyer, Seller and Buyer hereby agree to perform, execute and deliver, or cause to be performed, executed and delivered, on the Closing Date or thereafter any and all such further acts, deeds and assurances as Buyer or Seller, as the case may be, may reasonably require in order to consummate fully the transactions contemplated hereunder.

     Without limiting the generality of the foregoing, Buyer agrees to cooperate with Seller, Seller's agents, architects and contractors following the Close of Escrow, including, without limitation, granting Seller and such third parties access to the Property, so as to enable Seller and such third parties to complete the Warranty Work as contemplated in the Escrow Agreement.

     15.5 Attorneys' Fees. If any legal action or any arbitration or other proceeding is brought or if an attorney is retained for the enforcement of this Agreement or any portion thereof, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other reimbursement for the reasonable fees of attorneys and other costs (including court costs and witness fees) incurred by it, in addition to any other relief to which it may be entitled. The term "prevailing party" means the party obtaining substantially the relief sought, whether by compromise, settlement or judgment.

     15.6 Survival of Representations, Warranties and Agreements. Unless otherwise expressly stated in this Agreement (a) each of the covenants, obligations, representations, and agreements contained in this Agreement shall survive the Close of Escrow and the execution and delivery of the Deed only for a period of one (1) year immediately following the Closing Date, and (b) any claim based upon a misrepresentation or a breach of a warranty contained in this Agreement shall be actionable or enforceable if and only if notice of such claim is given to the party which allegedly made such misrepresentation or breached such covenant, obligation, warranty or agreement within one (1) year after the Closing Date; provided, however, in no event shall Seller's liability, if any, with respect to any breach of Seller's representations or warranties hereunder exceed $500,000 in the aggregate. Notwithstanding anything stated to the contrary in this Agreement, the indemnification provisions of Sections 4.3.1, 10.5, 14 and 15.14 hereof and the provisions of Sections 4.6, 10.1, 10.3, 10.8, 11.1, 11.2, 12.1, 12.2, 12.3, 12.4, 13.2, 15.3, 15.4, 15.5, 15.17, 15.20 and
15.23 hereof shall survive the termination of this Agreement or the Close of Escrow without limitation, and shall not be merged with the recording of the Deed.

     15.7 Entire Agreement. This Agreement contains the entire agreement and understanding of the parties in respect to the subject matter hereof, and the parties intend for the literal words of this Agreement to govern and for all prior negotiations, drafts, and other extrinsic communications, whether oral or written, to have no significance or evidentiary effect. The parties further intend that neither this Agreement nor any of its provisions may be changed, amended, discharged, waived or otherwise modified orally except only by an instrument in writing duly executed by the party to be bound thereby. The parties hereto fully understand and acknowledge the importance of the foregoing sentence and are aware that the law may permit subsequent oral modification of a contract notwithstanding contract language which requires that any such modification be in writing; but Buyer and Seller fully and expressly intend that the foregoing requirements as to a writing be strictly adhered to and strictly interpreted and enforced by any court which may be asked to decide the question. Each party hereto acknowledges that this Agreement accurately reflect the agreements and understandings of the parties hereto with respect to the subject matter hereof and hereby waive any claim against the other party which such party may now have or may hereafter acquire to the effect that the actual agreements and understandings of the parties hereto with respect to the subject matter hereof may not be accurately set forth in this Agreement.

     15.8 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

     15.9 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     15.10 Headings; Construction. The various headings of this Agreement are included for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof. When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and the masculine shall include the feminine and the neuter and vice versa. The use in this Agreement of the term "including" and related terms such as "include" shall in all cases mean "without limitation." All references to "days" in this Agreement shall be construed to mean calendar days unless otherwise expressly provided and all references to "business days" shall be construed to mean days on which national banks are open for business in Massachusetts.

     15.11 Time of Essence. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and failure to perform timely any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of, and non-curable (but waivable) default under this Agreement by the parties so failing to perform.

     15.12 Partial Validity; Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

     15.13 No Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns, and no third party is intended to, or shall have, any rights hereunder.

     15.14 Recordation of Agreement. Neither Seller nor Buyer may record the Agreement or any notice of this Agreement. To the extent that any such filing is made by Buyer in violation of this Agreement, Buyer shall indemnify Seller against any damages incurred by Seller in connection therewith. The provisions of this Section 15.14 shall survive the termination of this Agreement.

     15.15 Joint Product of Parties. This Agreement is the result of arms-length negotiations between Seller and Buyer and their respective attorneys. Accordingly, neither party shall be deemed to be the author of this Agreement and this Agreement shall not be construed against either party.

     15.16 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in Massachusetts, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. Unless otherwise expressly provided herein, the last day of any period of time described herein shall be deemed to end at 5:00 p.m., Massachusetts time.

     15.17 Procedure for Indemnity. The following provisions govern actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under this indemnity. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

     15.18 Section 1031 Exchange. Seller may consummate the sale of the Real Property as part of a so-called like kind exchange (the "Exchange") pursuant to ss. 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), provided that: (a) the Close of Escrow shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Seller's obligations under this Agreement; (b) Seller shall effect the Exchange through an assignment of its rights under this Agreement to a qualified intermediary; and (c) Buyer shall not be required to take an assignment of the purchase agreement for the replacement property or be required to acquire or hold title to the replacement property for purposes of consummating the Exchange or to incur any cost or expense in connection with the Exchange. Buyer shall not by this agreement or acquiescence to the Exchange (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to Seller that the Exchange in fact complies with ss. 1031 of the Code.

     15.19 Waiver of Jury Trial. To the extent permitted by applicable law, the parties hereby waive any right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

     15.20 No Personal Liability. Notwithstanding anything stated to the contrary herein, Seller's liability under this Agreement shall be limited to Seller's interest in the Property and neither Seller, Seller's asset manager, nor Seller's trustees, beneficiaries, officers, directors, members, representatives, principals, partners, shareholders, constituent partners, constituent principals, employees or agents shall have any personal liability hereunder.

     15.21 Joint and Several Liability. If Buyer is composed of more than one individual or entity, all obligations and liabilities of Buyer under this Agreement shall be joint and several as to each of the individuals or entities who compose Buyer.

     15.22 No Waiver. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed as a waiver of any of such provisions, or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

     15.23 Latent Defects. If the tenant under the Agilent Lease makes a written claim of a "defect in design, construction, workmanship and materials" under
Section 3.4 of the Agilent Lease, then Seller shall, on behalf of Buyer, actively pursue resolution of any such claim; provided, however, that Seller shall not be required to take any such actions after the date which is one (1) year from the Closing, and that Seller shall not be required to incur in-house and/or third party costs and expenses in connection therewith in excess of $100,000 (Seller's in-house professionals' time to have a value of $150.00 per hour for such purposes).

                     [remainder of page intentionally blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.


"BUYER"                                               "SELLER"


WELLS OPERATING PARTNERSHIP, L.P., a                  BPF TECH CENTRAL, LLC, a Delaware limited
Delaware limited partnership                          liability company
By:  Wells Real Estate Investment Trust, Inc., a
     Maryland corporation, its general partner        By:  Best Property Fund, L.P., a Delaware
                                                           limited partnership, its sole member

                                                           By:  BBS Investors II, a Delaware
                                                                general partnership, its general partner
     By: ____________________________________
         Name:                                                  By:  Schreiber Developments, LLC, a
         Title:                                                      California limited liability
                                                                     company, a general partner


                                                                     By: /s/ Charles J. Schreiber, Jr.
                                                                         -------------------------------
                                                                     Name: Charles J. Schreiber, Jr.
                                                                     Title:  Manager



AGREED TO THIS 9/th/
DAY OF APRIL, 2002
AS TO PROVISIONS RELATING
TO ESCROW HOLDER:

CHICAGO TITLE INSURANCE COMPANY

By /s/ Joy Eaton
   ---------------------------------
 Its  AVP
    --------------------------------

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.


"BUYER"                                              "SELLER"


WELLS OPERATING PARTNERSHIP, L.P., a                 BPF TECH CENTRAL, LLC, a Delaware
Delaware limited partnership                         limited liability company
By:  Wells Real Estate Investment Trust, Inc., a
     Maryland corporation, its general partner
                                                     By:  Best Property Fund, L.P., a Delaware
                                                          limited partnership, its sole member

                                                        By:  BBS Investors II, a Delaware
                                                             general partnership, its general partner
     By: /s/ Douglas P. Williams
         ------------------------------                      By:  Schreiber Developments, LLC, a
         Name: Douglas P. Williams                                California limited liability
         Title: Executive Vice President                          company, a general partner


                                                                  By:  ______________________________
                                                                  Name: Charles J. Schreiber, Jr.
                                                                  Title:  Manager



AGREED TO THIS ____
DAY OF APRIL, 2002
AS TO PROVISIONS RELATING
TO ESCROW HOLDER:

CHICAGO TITLE INSURANCE COMPANY

By ________________________________

 Its ______________________________

                         LIST OF EXHIBITS AND SCHEDULES


EXHIBIT A   --  Description of Real Property

EXHIBIT B   --  Description of Personal Property

EXHIBIT C   --  List of Service Contracts

EXHIBIT D   --  Form of Tenant Estoppel Certificate

EXHIBIT E   --  Form of Deed

EXHIBIT F   --  Form of Assignment of Leases, Service Contracts and Bill of Sale

EXHIBIT G   --  Form of FIRPTA Affidavit

EXHIBIT H   --  Form of Tenant Notice

EXHIBIT I   --  List of Construction and Architectural Contracts

EXHIBIT J   --  Form of Owner's Affidavit

EXHIBIT K   --  Form of Escrow Agreement

SCHEDULE 1  --  Description of New and Pending Lease Transactions

SCHEDULE 2  --  Commission Agreements

SCHEDULE 3  --  List of Warranties

SCHEDULE 4  --  List of Lawsuits

SCHEDULE 5  --  List of Leases